Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Host Hotels & Resorts, Inc. and

The Partners

Host Hotels & Resorts, L.P:

We consent to the use of (i) our reports dated February 25, 2019, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2018, and (ii) our report dated February 25, 2019, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

April 16, 2019